AMENDMENT TO
MANAGEMENT AGREEMENT

THIS AMENDMENT (“Amendment”), entered into as of the 20th day of May, 2011, by and among Old Mutual Capital, Inc. (the “Adviser”) and Old Mutual Funds II, a Delaware statutory trust (the “Trust”), to the Investment Management Agreement, as amended, effective as to certain portfolios of the Trust the 19th day of April, 2006 and effective as to certain other portfolios of the Trust the 17th day of May, 2006 by and between the Adviser and Trust (“Management Agreement”).

Effective following the close of business on May 20, 2011, the Old Mutual Strategic Small Company Fund was renamed the Old Mutual Copper Rock International Small Cap Fund.  Accordingly, Schedule A of the Management Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Management Agreement shall continue in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party and is effective as of the close of business on May 20, 2011.

	OLD MUTUAL CAPITAL, INC.		OLD MUTUAL FUNDS II

By:	/s/ Mark E. Black	By:	/s/ Julian F. Sluyters
Name:	Mark E. Black	Name:	Julian F. Sluyters
Title:	Chief Financial Officer	Title:	President

SCHEDULE A
TO MANAGEMENT AGREEMENT
BETWEEN OLD MUTUAL FUNDS II
AND
OLD MUTUAL CAPITAL, INC.

Effective April 19, 2006, pursuant to Section 6 of this Agreement, and effective following the close of business March 27, 2009 for the Old Mutual TS&W Small Cap Value Fund, each Portfolio shall pay the Investment Manager, at the end of each calendar month, compensation computed daily at an annual rate of the Portfolio’s average daily net assets based on the following schedule:

	Advisory Fee Breakpoint Asset Thresholds
FUND	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater
Old Mutual Copper Rock International Small Cap Fund	0.95%	0.90%	0.85%	0.80%	0.75%	0.70%	0.65%
Old Mutual Focused Fund	0.75%	0.70%	0.65%	0.60%	0.55%	0.50%	0.45%
Old Mutual TS&W Small Cap Value Fund	1.00%	0.95%	0.90%	0.85%	0.80%	0.75%	0.70%
Old Mutual Heitman REIT Fund	0.90%	0.85%	0.80%	0.75%	0.70%	0.65%	0.60%

	Advisory Fee Breakpoint Asset Thresholds
FUND	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater
Old Mutual Dwight Intermediate Fixed Income Fund	0.45%	0.425%	0.40%	0.375%	0.35%	0.325%	0.30%
Old Mutual Dwight Short Term Fixed Income Fund	0.45%	0.425%	0.40%	0.375%	0.35%	0.325%	0.30%

Effective May 17, 2006, pursuant to Section 6 of this Agreement, and effective August 8, 2009 for Old Mutual Large Cap Growth Fund, each Portfolio shall pay the Investment Manager, at the end of each calendar month, compensation computed daily at an annual rate of the Portfolio’s average daily net assets based on the following schedule:

	Advisory Fee Breakpoint Asset Thresholds
FUND	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater
Old Mutual Large Cap Growth Fund	0.70%	0.685%	0.675%	0.675%	0.625%	0.575%	0.525%
Old Mutual Analytic U.S. Long/Short Fund	0.80%	0.75%	0.70%	0.65%	0.60%	0.55%	0.50%

Effective following the close of business March 12, 2010, pursuant to Section 6 of this Agreement, the Old Mutual Cash Reserves Fund shall pay the Investment Manager, at the end of each calendar month, compensation computed daily at an annual rate of the Portfolio’s average daily net assets based on the following schedule:

FUND	Management Fee
Old Mutual Cash Reserves Fund	0.18%

Effective July 29, 2009, pursuant to Section 6 of this Agreement, the Old Mutual Barrow Hanley Value Fund shall pay the Investment Manager, at the end of each calendar month, compensation computed daily at an annual rate of the Portfolio’s average daily net assets based on the following schedule:

	Advisory Fee Breakpoint Asset Thresholds
FUND	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater
Old Mutual Barrow Hanley Value Fund	0.75%	0.73%	0.72%	0.70%	0.68%	0.67%	0.66%